Exhibit 99.1

Chelsea Therapeutics to Implement Corporate Reorganization

CHARLOTTE, N.C., July 10, 2012 (GLOBE NEWSWIRE) -- Chelsea Therapeutics International, Ltd. (Nasdaq:CHTP) today announced that its Board of Directors plans to promptly implement a corporate reorganization that includes a reduction in force, executive changes and changes to the Company's Board of Directors, and has authorized a plan to explore and evaluate strategic options for the Company, all with the goal of optimizing long-term stockholder value.

As part of the reorganization, Chelsea's Board of Directors expects to significantly reduce the company's headcount, retaining only those employees necessary to gain marketing authorization of Northera™ (droxidopa) in the U.S. for the treatment of symptomatic neurogenic orthostatic hypotension in patients with primary autonomic failure. As part of this effort, the Company plans to stop patient enrollment in its ongoing 306B study in July, which should result in data by year-end, and will evaluate additional study designs required to support marketing authorization. The reduction in force is expected to be completed in the third quarter of 2012 and result in salary reductions of at least $3.5 million on an annualized basis, excluding any one-time restructuring charges.

At the executive level, Simon Pedder, Ph.D. Founder, President and CEO, has resigned as a director, officer and employee of the company, effective immediately. Dr. Pedder will continue to serve the Company in an advisory capacity, as needed to assist in a smooth transition of his duties. The Board will begin evaluating candidates to succeed him as Chief Executive Officer. Joseph G. Oliveto, who has been the Company's Vice President, Operations since June 2008, has been appointed interim President and Chief Executive Officer until a permanent CEO is appointed. Keith Schmidt, Vice President, Marketing and Sales, will also be leaving the Company, but will remain available in an advisory capacity.

At the Board level, Kevan Clemens, Ph.D. has stepped down as Chairman and remains a director, with director Michael Weiser, M.D., Ph.D. assuming the role of Chairman. In addition, Norman Hardman, Ph.D., C.Chem., F.R.S.C., F.I. Biol., and Johnson Y.N. Lau, M.B., B.S., M.D., F.R.C.P., have stepped down from the Board. The continuing directors plan to begin carefully evaluating candidates to join the Board, including the evaluation of any candidates put forth by the Company's stockholders, as promptly as practicable.

"Chelsea Therapeutics has faced tremendous challenges in moving Northera forward through the regulatory process, making these difficult decisions necessary to ensure stockholder value is preserved in the short term and can be built over the long-term," said Dr. Weiser. "We believe that this reorganization should allow the Company's resources and capital to be laser-focused on efficient conclusion of the 306B study and the evaluation of next steps in the regulatory process. In tandem, the Board plans to explore and evaluate all available strategic options to determine the best path forward in the long-term strategic interests of the Company and its stockholders."

Dr. Weiser added: "We remain committed to Northera, a treatment which meets an important unmet need in patients and has a significant record of efficacy and safety in the clinic and in ex-US markets. We would like to thank those employees leaving the Company for their service. We would also like to recognize Dr. Pedder's years of dedication to Chelsea and his work in helping to advance the Company's innovative therapies."

About Chelsea Therapeutics

Chelsea Therapeutics (Nasdaq:CHTP) is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including central nervous system, rheumatoid arthritis, psoriasis and other inflammatory diseases. Founded in 2004 around its library of unique anti-inflammatory and autoimmune technology, Chelsea has further expanded its product development portfolio with early- and late-stage candidates that seek to leverage the company's development expertise and accelerate the company's drug commercialization efforts. For more information about the company, visit www.chelseatherapeutics.com.

This press release contains forward-looking statements regarding future events including our intention to pursue the development of Northera and the anticipated cost savings from the reduction in force. These statements are subject to risks and uncertainties that could cause the actual events or results to differ materially. These include the risk that we do not achieve the anticipated cost savings; reliance on key personnel including specifically in this time of uncertainty following the resignation of Dr. Pedder; risks of distraction of the Board and management at this critical time; the risk that the FDA will not accept our proposal regarding any trial or other data to support Study 301 or any other study; the risk that we will not be able to resubmit the NDA for Northera and that the FDA will not approve a resubmitted NDA; the risk that our resources will not be sufficient to develop any study of Northera that will be acceptable to the FDA; the risk that we cannot complete any additional study for Northera without the need for additional capital; the risks and costs of drug development and that such development may take longer or be more expensive than anticipated; our need to raise additional operating capital in the future; our reliance on our lead drug candidate droxidopa; risk of regulatory approvals of droxidopa or our other drug candidates for additional indications; risk of volatility in our stock price, related litigation, and analyst coverage of our stock; reliance on collaborations and licenses; intellectual property risks; our history of losses; competition; and market acceptance for our products if any are approved for marketing.

CONTACT:

Investors:

Kathryn McNeil

Chelsea Therapeutics

704-973-4231

mcneil@chelseatherapeutics.com

Media:

David Pitts

Argot Partners

212-600-1902

david@argotpartners.com